Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Integral Systems, Inc. and subsidiaries for the registration of 230,349 shares of its common stock and to the incorporation by reference therein of our report dated November 21, 2003, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of September 30, 2003 and for each of the two years in the period ended September 30, 2003 included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 22, 2005